Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
AngioDynamics, Inc.	Lippert/Heilshorn & Associates, Inc.
Joe Gerardi	Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 772-6446 x115	(212) 838-3777
www.angiodynamics.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100

ANGIODYNAMICS THIRD QUARTER NET INCOME UP 73% ON RECORD REVENUE; COMPANY REVISES FINANCIAL GUIDANCE UPWARDS

Conference call begins today at 4:30 p.m. ET

QUEENSBURY, N.Y. (March 21, 2006) – AngioDynamics, Inc. (NASDAQ: ANGO) today announced financial results for the 13 and 39 weeks ended February 25, 2006. Financial highlights of the third quarter of fiscal year 2006 (December through February) include:

•	Net sales up 28% over the fiscal 2005 third quarter to a record $19.8 million
•	Net income up 73% over the fiscal 2005 third quarter to $1.9 million, or $0.14 per diluted share
•	Gross profit up 35% over the fiscal 2005 third quarter to $11.5 million
•	Gross profit margin up 300 basis points over the fiscal 2005 third quarter to 58%

Net sales for the third quarter of fiscal 2006 increased 28% to $19.8 million, up from $15.5 million for the third quarter of fiscal 2005. This increase was primarily due to strong growth from the Company’s newest products, along with continued market share gains across our diversified product portfolio. All of the revenue gains were due to increases in unit sales.

Sales of angiographic products were $5.3 million, an increase of 16%, or $730,000, over the third quarter of fiscal 2005. Sales of dialysis products were $5.0 million, an increase of 19%, or $801,000, over the prior year third quarter. Sales of Dura-Flow™ chronic dialysis catheters were responsible for substantially all of the increase in dialysis product sales. Sales of the image-guided vascular access line, which includes the Morpheus® CT PICC, were $3.2 million, up 59%, or $1.2 million, compared to the same period last year. Morpheus CT PICC contributed $2.1 million in sales, which was an increase of 107%, or $1.1 million, over the third quarter last year. Sales of venous products were $3.1 million, an increase of 81%, or $1.4 million, over the prior year third quarter. During the fiscal 2006 third quarter, the Company sold 29 lasers, bringing the total number of laser units in the field to 361. Sales of disposable kits were $2.1 million, up 117%, or $1.2 million compared with the fiscal 2005 third quarter.

Net income for the fiscal 2006 third quarter was $1.9 million, or $0.14 per diluted share. This represents a 73% increase in net income and a 56% increase in diluted earnings per share over the prior year third quarter.

Gross profit for the third quarter of fiscal 2006 increased 35%, to $11.5 million, compared with $8.6 million for the prior year third quarter. Gross profit margin for the fiscal 2006 quarter increased 300 basis points to 58%, up from 55% for the comparable fiscal 2005 quarter. The increase in gross profit margin was largely the result of a favorable product mix from increased sales of higher margin products, such as our Morpheus CT PICC, EVENMORE dialysis catheters and VenaCure disposable kits, as well as production efficiencies resulting from continuous efforts to streamline the manufacturing process.

Operating profit for the fiscal third quarter increased 35% to $2.9 million, or 15% of net sales, compared with $2.1 million, or 14% of net sales, for the third quarter of fiscal year 2005.

“We are extremely proud to continue to post record sales, spurred by excellent unit growth across our key product lines,” commented Eamonn P. Hobbs, president and chief executive officer of AngioDynamics. “We began our nationwide launch of the TOTAL ABSCESSION™ general drainage catheter in December, and with sales of $221,000 for the fiscal quarter, we are off to a healthy start.”

“We continue to be pleased with the strong uptake of our VenaCure product line for the treatment of severe varicose veins. The 81% increase in sales this quarter over the prior year third quarter is especially gratifying,” added Mr. Hobbs. “We sold 29 lasers in the fiscal third quarter and sales of our VenaCure disposable kits, which provide a significant source of high-margin recurring revenues, more than doubled over the third quarter of fiscal 2005.”

“We also began selling Sotradecol™ in mid-January to interventional radiologists, vascular surgeons and general surgeons for the treatment of small, uncomplicated varicose veins, following its showcase at the 19th Annual Congress of the American College of Phlebology meeting held in November. We expect that Sotradecol will be an important contributor to our vein treatment product line going forward,” remarked Mr. Hobbs.

As of February 25, 2006, cash and short-term investments were $28.9 million, compared with $27.1 million as of May 28, 2005. During the fiscal third quarter the Company made a final installment payment of $800,000 to Bioniche Pharma Group Limited for the licensing rights to distribute Sotradecol. Operating cash flow continues to be strong, as the Company generated $2.4 million in cash from operations during the fiscal third quarter.

For the 39 weeks ended February 25, 2006, net sales were $54.9 million, up 28% from $43.0 million for the comparable 2005 period. The increase was due to expanded sales across our diversified product line, most notably our Morpheus CT PICC, Dura-Flow dialysis catheters, and our VenaCure product line. Net income for the nine months ended February 25, 2006 was $4.8 million, up 68% from $2.9 million for the comparable fiscal 2005 period, and diluted earnings per share increased to $0.37 from $0.24, up 54%.

Fiscal Year 2006 Financial Guidance

The Company is revising upwards its fiscal 2006 financial guidance. AngioDynamics now expects net sales growth to exceed 29% over fiscal 2005, to at least $78.0 million. Year-over-year net income growth is expected to exceed 60%, to $7.3 million, which includes an anticipated one-time charge totaling $400,000, net of income taxes, to be incurred in connection with the Company’s requirement to comply by May 2006 with Section 404 of the Sarbanes-Oxley Act. This compares with the Company’s prior guidance for net sales of at least $76.0 million, and net income of at least $6.7 million for fiscal 2006. The Company now expects its earnings per diluted share to increase to $0.57 for fiscal 2006, compared with its prior guidance of $0.52 per diluted share.

Without the effect of these one-time expenses, net income would be expected to reach $7.7 million, representing 69% growth over fiscal 2005. The Company is providing this guidance to aid investors in understanding the Company’s projected operating results absent non-recurring expenses and to enable investors to more accurately compare future period results to the curent period results without the effect of these one-time expenses.

The Company expects R&D and SG&A expenses for the fiscal year 2006 to be approximately 8% and 36% of net sales, respectively. The Company is revising its effective tax rate for fiscal year 2006 to approximately 38%.

Conference Call

AngioDynamics management will host a conference call to discuss this announcement today beginning at 4:30 p.m. Eastern time. To participate in the call, please dial (800) 561-2718 from the U.S., or (617) 614-3525 from outside the U.S. The passcode is 60630716.

A telephone replay will be available from 6:30 p.m. Eastern time on March 21, 2006 through 11:59 p.m. Eastern time on March 28, 2006 by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and entering conference ID number 83919989.

In addition, individuals can listen to the call on the Internet by visiting the investor relations portion of the Company’s web site at http://investor.angiodynamics.com/. A recording of the conference call will be archived there for 12 months.

About AngioDynamics

AngioDynamics, Inc. (www.angiodynamics.com) is a leading provider of innovative medical devices used by interventional radiologists, vascular surgeons and other physicians for the minimally invasive diagnosis and treatment of peripheral vascular disease. AngioDynamics designs, develops, manufactures and markets a broad line of therapeutic and diagnostic devices that enable interventional physicians, such as interventional radiologists, vascular surgeons and others, to treat peripheral vascular diseases and other non-coronary diseases. The Company’s diverse product line includes angiographic catheters, dialysis catheters, venous products, PTA dilation balloon catheters, image-guided vascular access products, thrombolytic products, and drainage products.

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company’s expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, results of pending patent litigation, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from Group Purchasing Organizations, competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended May 28, 2005, may affect the actual results achieved by the Company.

(Tables to follow)

AngioDynamics, Inc. and Subsidiary

CONSOLIDATED INCOME STATEMENT HIGHLIGHTS

(in thousands, except shares and per share data)

	Thirteen weeks ended		Thirty-nine weeks ended
	Feb 25, 2006	Feb 26, 2005	Feb 25, 2006	Feb 26, 2005
	(unaudited)		(unaudited)
Net sales	$19,785	$15,450	$54,859	$42,957
Cost of goods sold	8,237	6,885	22,945	19,336

Gross profit	11,548	8,565	31,914	23,621

Gross profit margin %	58.4%	55.4%	58.2%	55.0%

Operating expenses
Selling and administrative	7,213	5,391	20,202	15,135
Research and development	1,446	1,026	4,510	3,276

Total operating expenses	8,659	6,417	24,712	18,411

Operating profit	2,889	2,148	7,202	5,210

Other income (expenses), net	224	(245)	595	(207)

Income before income tax provision	3,113	1,903	7,797	5,003
Income tax provision	1,233	818	2,969	2,121

NET INCOME	$1,880	$1,085	$4,828	$2,882

Earnings per common share
Basic	$.15	$.09	$.39	$.25

Diluted	$.14	$.09	$.37	$.24

Weighted Average Common Shares
Basic	12,367,348	11,606,055	12,253,254	11,498,425
Diluted	12,990,650	12,481,849	12,908,800	12,192,518

AngioDynamics, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEET HIGHLIGHTS

(in thousands)

	Feb 25, 2006	May 28, 2005
Assets	(2)	(1)

Current Assets
Cash and Cash Equivalents	$13,356	$14,498
Marketable Securities	15,551	12,601
Accounts Receivable, net	12,182	9,929
Inventories	13,137	10,264
Deferred income taxes	707	736
Other current assets	1,164	1,679

Total current assets	56,097	49,707

Property, Plant & Equipment – at cost, net	10,355	8,528
Other Non-Current Assets	3,775	1,437

Total Assets	$70,227	$59,672

Liabilities and Stockholders’ Equity

Current Liabilities	$10,093	$7,627
Long-term Debt	2,800	2,935
Stockholders’ Equity	57,334	49,110

Total Liabilities and Stockholders’ Equity	$70,227	$59,672

(1)	Information derived from audited financial statements

(2)	Unaudited

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